Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
DocuSign, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	10,095,197 (2)	$56.19 (3)	567,249,120	0.0001102	$62,511
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	2,019,039 (4)	$47.76 (5)	96,432,332	0.0001102	$10,627
Total Offering Amounts							$73,138
Total Fees Previously Paid							-
Total Fee Offsets (6)							-
Net Fee Due							$73,138
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Registrant’s common stock, par value $0.0001 (the “Common Stock”), that become issuable in respect of the securities identified in the above table under the 2018 Equity Incentive Plan (the “2018 Plan”) or 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on February 1, 2023 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on January 31st or (ii) a lesser number of shares as determined by the Registrant’s board of directors.

(3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $56.19 per share, which is the average of the high and low prices of Common Stock on March 24, 2023, as reported on the Nasdaq Global Select Market.

(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on February 1, 2023, pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on February 1st of each year in an amount equal to the lesser of (i) 1% of the total number of shares of the Registrant’s common stock outstanding on January 31st, (ii) 3,800,000 shares, or (iii) a lower number determined by the Registrant’s board of directors.

(5) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $56.19 per share, which is the average of the high and low prices of Common Stock on March 24, 2023, as reported on the Nasdaq Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least eighty-five (85%) of the lower of the fair market value of a share of Common Stock on the first day of trading of the offering period or on the exercise date.

(6) The Registrant does not have any fee offsets.